UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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CRITICARE SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

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Criticare Systems, Inc. 20925 Crossroads Circle Suite 100 Waukesha, WI 53186-4054
Tel: 262.798.8282 Fax: 262.798.8290
www.csiusa.com
September 14, 2006

Dear Fellow Shareholder,

By now you may be aware that dissident shareholder BlueLine Partners L.L.C., a hedge fund, together with its affiliates, is seeking to solicit written consents from Criticare’s shareholders in order to remove your duly-elected Board of Directors and replace it with a slate of nominees handpicked by BlueLine. If BlueLine is successful in its attempt to remove the current directors, it will control the Board and therefore your Company.

We believe that BlueLine’s sole purpose in seeking control of the Board and the Company is to extract a quick profit on its Criticare investment by attempting to either sell the Company now, before the value of our current initiatives can be properly realized, or to indiscriminately slash research and development costs in an attempt to artificially increase the Company’s profits (and possibly stock price) in the short term. Although this may be in the best interests of BlueLine, we believe that it will be severely detrimental to the medium- and long-term viability of the Company and not be in the best interests of all shareholders.

While BlueLine is attempting to seize control of your Company, it is not giving you anything in return—BlueLine is not offering to purchase any shares from you, and it is not offering any control premium to you or any other Criticare shareholders.

Your current Board is working for the interests of all shareholders:

•	In recent years, our Board has been entirely replaced (with the exception only of Dr. Joseph Lai, one of our founders, and Emil Soika, our President and Chief Executive Officer) with new independent members, all of whom have significant industry experience or financial and accounting expertise.

•	Under the supervision of the new Board, management implemented the downsizing and consolidation of many Company functions, and is successfully executing a strong business plan to grow Criticare’s revenues and profitability and increase shareholder value.

•	Under your current Board, we will report a profit in fiscal 2006 for the first time since 1995, our revenues have increased 17% in the last fiscal year, our cash balance has improved and we continue to operate debt free.

For the reasons outlined above and in your Board’s position statement appearing on the following pages, your Board does not believe it is in your interest to support BlueLine in its attempt to seize control of the Board and your Company.

Please do not sign any consent form that you receive from BlueLine. However, if you have already returned a signed consent form, you can still revoke that consent using the revocation of consent form which we will mail to you in the near future.

Should you have any questions about this process, I encourage you to call The Altman Group, toll free at 800-283-3192.

Thank you in advance for your support at this critical time.

Sincerely,
President and Chief Executive Officer

YOUR CURRENT MANAGEMENT AND DIRECTORS HAVE A PROVEN TRACK RECORD
OF DELIVERING RESULTS AND INCREASING SHAREHOLDER VALUE

In recent years, our Board has been entirely replaced (with the exception only of Dr. Joseph Lai, one of our founders, and Emil Soika, our President and Chief Executive Officer) with new members who are both independent of management and ‘‘independent’’ within the meaning of the applicable listing standards of the American Stock Exchange. Unlike their predecessors, all of the new directors have either significant industry experience or significant financial and accounting expertise and ties to the financial community. Our most recent addition to the Board, Sam Humphries, President and Chief Executive Officer of HealthTronics, Inc., a publicly traded medical device company, brings over 25 years of healthcare and medical device experience to our Board.

Under the supervision of the new Board, management implemented the downsizing and consolidation of many Company functions, a buy-out of certain long-term obligations negative to cash flow, the settlement of a long standing lawsuit, and a plan to seek out select niche markets while unwinding Criticare from a pure core business of vital signs monitoring, which management recognized was rapidly becoming a worldwide commodity sold by a few very large competitors. The search for niche market opportunities resulted in the selection of two areas for development, each dominated by a single company, looking ripe for superior competition: respiratory gas analysis and magnetic resonance imaging (MRI) monitoring. Management believed that in order to be successful, marketing and sales partnerships in these areas would be required. That effort resulted in the execution of original equipment manufacturer (OEM) agreements with the likes of Philips, Siemens, Fukuda Denshi and Medrad.

The OEM business has developed into a primary driver of our growth. Total OEM sales (net of $3.58 million sales to Alaris in fiscal 2004) have grown from $1.05 million (or 4% of total sales) in fiscal 2004 to $6.47 million (or 21% of total sales) in fiscal 2006. Over the last two years, your management has launched three major product initiatives, which even BlueLine admits have ‘‘tremendous individual and combined potential.’’ These are:

•	the development of monitoring products for anesthesia gases and related OEM relationships. This has resulted in total respiratory gas monitor sales growing from $0.83 million in fiscal 2004 to $1.55 million in fiscal 2006, an increase of over 86%. Related water trap sales grew from $0.77 million in fiscal 2004 to $1.14 million in fiscal 2006, an increase of over 48%;

•	the development in partnership with Medrad, Inc. of a highly specialized monitoring system for medical imaging applications in an MRI environment. This has resulted in total sales (to Medrad) growing from $3.1 million in fiscal 2005 to $5.18 million in fiscal 2006, an increase of over 67%; and

•	following the acquisition, in July 2004, of Alaris Medical Systems, Inc., a long-time OEM customer, by Cardinal Health, Inc., the development of an Acute Care distribution network in the U.S. to sell to markets previously served through Alaris. Following such acquisition, Cardinal Health exited the vital signs monitor business and signed a transition agreement with us, which enabled our new Acute Care distribution network the opportunity to sell to the former Alaris customer base. In conjunction with the transition agreement, in September 2005, we introduced a new portable cardiac monitor for the Acute Care market. Sales for the Acute Care market totaled approximately $3.49 million during the introduction year of fiscal 2006, approaching the largest revenue year Criticare experienced under the Alaris OEM agreement and greatly exceeding our expectations.

Our fiscal 2006 revenue of $31.35 million was the second highest in the Company’s history, representing an increase of $4.57 million, or 17%, over fiscal 2005 revenue of $26.78 million. In addition, we will report a profit in fiscal 2006 for the first time since 1995. Our cash balance has improved and we continue to operate debt free.

As management was successfully implementing our strategy to grow our business, it also kept a close eye on our cost structure. On the manufacturing side, we determined that the overhead and quality control structure needed to support self-manufacture of products we considered to fall under a commodity label could no longer be sustained. That led our Board to approve the contracting with an offshore medical device manufacturer for these types of products. This move permitted us to improve our balance sheet and reduce costs through the sale of our Wisconsin facility and the leaseback of half the space at that facility in August 2002.

Since October 19, 2004, the day that BlueLine made its initial investment in Criticare, through August 25, 2006, the day before BlueLine commenced its consent solicitation, the market value per share of our common stock has increased by approximately 56.36%, substantially more than the return of 16.25% for the S&P 500 and of 10.07% for NASDAQ during the same period.

Our stock performance over the last few months, we believe, bears no relationship to the health of our business. Our fundamentals are better today than they have ever been. We can point to no specific reason for the recent drop in our stock price, other than investors seemingly becoming disenchanted with the sector. Evidence of that, we believe, is the fact that the stock performance of our competitors and peer companies, for no apparent business reasons, also decreased during the same period, and even more significantly than Criticare’s. For example, CAS Medical Systems Inc. was trading at $15 per share in late February and is currently trading in the $5-6 per share range, and Natus Medical Inc. traded at over $20 per share just a few months ago and is now trading in the $11-13 per share range.

YOUR CURRENT DIRECTORS ARE DEDICATED TO IMPLEMENTING
STANDARDS TO PROMOTE GOOD CORPORATE GOVERNANCE

Your Board and management are dedicated to implementing standards to promote good corporate governance. For example, all of our directors, with the exception of our President and Chief Executive Officer are independent of management and ‘‘independent’’ within the meaning of the applicable listing standards of the American Stock Exchange. We have adopted a Code of Business Ethics, which is applicable to all of our employees, officers and directors, and a Policy for Directors Attendance which mandates attendance at annual meetings of shareholders, absent compelling reasons, for all directors and director nominees. Your Board is actively involved with all major issues, strategies and potential transactions management may be considering and is interested in hearing and responding to shareholder comments. For example, during fiscal 2006, the Board held eight separate board meetings with 93% attendance, the Audit Committee held five meetings with 100% attendance, the Compensation Committee held two meetings with 100% attendance and the Nomination and Corporate Governance Committee held two meetings with 100% attendance. In addition, the Board continually reviews its composition and that of its committees for any improvements that may be necessary. For example, just this past January Sam Humphries joined our Board as an independent director after he was recommended by a significant shareholder. Mr. Humphries brings a tremendous amount of global experience building high-growth, high-tech businesses through internal development, aggressive merger and acquisition strategies, and creative marketing and distribution alliances throughout the medical industry.

Furthermore, your Board is continually reviewing its corporate governance practices in an effort to identify areas where further improvements can be made and to respond to new concerns that may arise in the marketplace. For example, the Board has instituted a more robust shareholder communications plan to ensure that our shareholders are better and more frequently apprised of our progress. Since September 2005, we have held regular conference calls to provide shareholders with an opportunity to hear first hand the quarterly and year-end information and to ask questions of management in a public forum.

Both our management team and our directors are now and have always been entirely open to sound ideas from any source that would potentially enhance shareholder value through growth and profitability. We welcome such ideas and offer a genuine commitment to expediently follow up and take appropriate action.

DO NOT BE FOOLED. ASK BLUELINE ABOUT THEIR TRUE INTENTIONS . . .

In an April 7, 2006 SEC filing BlueLine disclosed that ‘‘shareholders would be better served and receive greater value by finding a buyer for the Company.’’ In addition, since becoming a Criticare shareholder, BlueLine has been critical (though invariably in very generic terms) of our cost structure and cost controls while advocating an increase in our margins and profitability.

BlueLine’s track record, albeit limited, reveals as one of its main investment tactics pressuring companies in which it invests into a sale as a way to accelerate returns on its own investment. In addition to BlueLine’s current consent solicitation against Criticare, consider the following:

•	Until 2001, BlueLine’s founders, Tim Bacci and Scott Shuda, were a founder and the general counsel, respectively, of Vicinity Corporation, a company that had gone public in 2000. Shortly after leaving Vicinity, Messrs. Bacci and Shuda became a managing member and officer, respectively, of Moloco LLC. In 2002, Moloco filed a Schedule 13D with respect to Vicinity, as part of an effort to ‘‘promote a recapitalization, restructuring and change in control of [Vicinity] on terms that would return significant value to the Issuer's stockholders in the near term.’’ In that same year, Vicinity was acquired by the Microsoft Corporation.

•	We understand that BlueLine was an investor in Compex Technologies, Inc. In November 2005, shortly after BlueLine’s announcement of its investment in that company, Compex announced that it had agreed to be acquired by Encore Medical Corporation, prompting a research analyst to speculate that the two events might be linked.

BlueLine is offering no business plan or strategy for Criticare in the event that they are successful in their attempt to seize control of the Company, other than a commitment to remove your Board and replace them with BlueLine’s handpicked nominees. Even BlueLine recognizes the tenuous situation created by its own consent solicitation when it includes in its slate of nominees two of our current directors (including our CEO, whom BlueLine is now criticizing), alleging the need to ‘‘provide for Board continuity and the perspective and skills of [Messrs. Soika and Humphries] with experience relevant to the Company’s current situation.’’

The foregoing, we believe, is a clear indication that BlueLine is not planning to maximize long-term value for all Criticare shareholders. Rather, we believe that BlueLine’s sole purpose in seeking control of the Board and your Company is to extract a quick profit on its Criticare investment by attempting to either sell the Company now, before the value of the Company’s key product initiatives can be properly realized, or artificially increase the Company’s profits (and possibly stock price) in the short term by indiscriminately slashing research and development costs, thereby undermining the medium- and long-term viability of the Company.

We believe that if the Company is put up for sale or managed only to cut costs and improve margins, the shareholders will forever surrender the opportunity to realize the long-term value that we believe, due to our current initiatives, underlies, but is not reflected in, our current stock price. We could not disagree more with BlueLine’s statement that shareholders would ‘‘receive greater value by finding a buyer for the Company.’’ On the contrary, we believe that a sale of the Company now, even at a premium to its current market price, would likely result in a ‘‘fire sale’’ rather than an opportunity to maximize shareholder value.

You should know that, as we stated during our May 12, 2006 conference call, if any bona fide offer is made to acquire the Company, our Board will consider it for recommendation to our shareholders. In fact, as you may remember, five years ago we embarked on an 18-month, worldwide effort to sell the Company that proved unsuccessful, attracting only a few bottom feeders.

. . . AND TO MAKE UP THEIR MIND ABOUT WHAT THEY THINK
IS BEST FOR YOUR COMPANY

On the one hand, BlueLine indicates that their handpicked nominees will bring valuable insights to the Company that will help facilitate and enhance ‘‘long term value’’ for the Company’s stockholders, but on the other hand, they say that ‘‘the best path to creating additional shareholder value is to seek a buyer for the Company.’’ Barely six months before launching its consent solicitation to unseat your duly elected Board, BlueLine stated that ‘‘[t]he Company is clearly performing better now than it did prior to BlueLine’s investment’’ and that ‘‘[m]anagement is to be commended for the job it has done in creating opportunities around new products and recent developments in the marketplace.’’ Furthermore, BlueLine is including in its slate of nominees, two of our directors, including our Chief Executive Officer, the very architect, along with our Board, of our turnaround strategy that prompted BlueLine to begin their consent solicitation!

On the one hand, BlueLine requests meetings with our management to discuss strategy and ideas, but on the other hand, it either does not follow up with ideas or does not even show up for the meeting.

On the one hand, BlueLine criticizes our cost structure and cost controls, but on the other hand, it is now forcing the Company into this solicitation contest that will require the use of very significant human and financial resources that could otherwise be deployed for the continued implementation of the successful strategy endorsed by our Board of building long-term value for all of our shareholders.

Why would you hand the keys to your Company to somebody who continually flips and flops on issues relating to the direction of the Company. YOUR BOARD KNOWS BETTER. LET YOUR BOARD CONTINUE TO WORK FOR YOU IN ENHANCING SHAREHOLDER VALUE.

Your Board firmly believes that if we continue to execute our business strategy and implement our new initiatives, the value of the Company will be substantially increased beyond what could reasonably be expected to be obtained in a sale of the Company today or from an indiscriminate reduction of our research and development budget.

Your Board believes that BlueLine is seeking to realize short-term profits at your expense and deprive you of the long-term value that your Board and management has provided and will continue to provide. Your Board firmly believes that the solicitation being undertaken by BlueLine is not in the best interests of all Criticare shareholders.

We urge you to reject BlueLine’s solicitation and not to sign any consent you may receive from BlueLine. If you have previously signed a BlueLine consent card, you may revoke that consent by signing, dating and mailing the Consent Revocation Card that we will be sending you shortly. Regardless of the number of shares you own, your revocation of consent is important. Please act today.

Thank you for your continued support,

Higgins D. Bailey Ed.D.	Jeffrey T. Barnes
/s/ Higgins D. Bailey	/s/ Jeffrey T. Barnes
Chairman of the Board	Director
Sam B. Humphries	N.C. Joseph Lai, Ph.D.
/s/ Sam B. Humphries	/s/ N.C. Joseph Lai, Ph.D.
Director	Director
Emil H. Soika	Stephen K. Tannenbaum
/s/ Emil H. Soika	/s/ Stephen K. Tannenbaum
Director	Director

Certain statements made in this letter are forward-looking statements. These statements are only predictions and may differ materially from actual future events or results. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Criticare Systems, Inc.’s actual results to differ materially from those projected in such forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions, demand for Criticare’s products, costs of operations, the development of new products, the reliance on single sources of supply for certain components in Criticare’s products, government regulation, health care cost containment programs, the effectiveness of Criticare’s programs to manage working capital and reduce costs, competition in Criticare’s markets, compliance with product safety regulations and product liability and product recall risks, risks relating to international sales and compliance with U.S. export regulations, unanticipated difficulties in outsourcing the manufacturing of the majority of its products to foreign manufacturers and risks related to foreign manufacturing, including economic and political instability, trade and foreign tax laws, production delays and cost overruns and quality control. Criticare operates in a very competitive and rapidly changing environment. New risk factors can arise, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on Criticare’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements. All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made. Criticare is under no obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, and expressly disclaims any such obligation.

Criticare plans to file a consent revocation statement with the SEC in connection with the consent solicitation begun by BlueLine Partners L.L.C. and its affiliates. WE URGE INVESTORS TO READ THE CONSENT REVOCATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT CRITICARE WILL FILE WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders will be able to obtain a free copy of the consent revocation statement and other related documents filed by Criticare at the SEC’s website at www.sec.gov. When available, Criticare’s consent revocation statement and other related documents may also be obtained from Criticare free of charge by contacting Joel Knudson, Tel. (262) 798-5335.

Information regarding the identity of the persons who under SEC rules may be deemed to be participants in the solicitation by Criticare of its shareholders in connection with this consent solicitation, and the participants’ interests in the solicitation, will be set forth in Criticare’s consent revocation statement (including any amendments or supplements thereto) when filed.

If you have any questions or need any information concerning this solicitation and our consent revocation, please contact The Altman Group, toll free at (800) 283-3192.